University of Wisconsin-Madison
Standard Research Agreement

This research agreement ("Agreement") is entered into as of the date of last signature below ("Effective Date") between the Board of Regents of the University of Wisconsin System on behalf of the University of Wisconsin-Madison ("University"), a public educational institution of the State of Wisconsin, and EG Crop Science, Inc. ("Sponsor").

Whereas, the research program contemplated by this Agreement is of mutual interest and benefit to the University and to the Sponsor, and will further the University's instructional and research objectives in a manner consistent with its status as a non-profit, tax-exempt, educational institution, the parties agree as follows:

1. Statement of Work

The Sponsor desires to have the University undertake a research project entitled "Banana Transformation" in accordance with the scope of work described in Exhibit A (Research Project). The University agrees to use reasonable effort to perform the Research Project. The Sponsor acknowledges that the University makes no expressed or implied warranties for results of the Research Project.

2. Principal Investigator

The Research Project will be supervised by Michael Petersen ("Principal Investigator"). If for any reason this individual is unable to continue to serve as principal investigator and a successor acceptable to both the University and the Sponsor is not available, this Agreement may be terminated as provided in Article 6.

3. Period of Performance

The period of performance of the Research Project shall commence on the Effective Date and end after a period of Twenty-four (24) months ("Period of Performance"). The Period of Performance may be extended by mutual written agreement of the parties. This Agreement shall expire ninety (90) days after the Period of Performance ends.

4. Project Costs

The University shall be paid by the Sponsor for all direct and indirect costs actually incurred in connection with the Research Project up to the amount of $2,159,719 (U.S. Dollars) as detailed in Exhibit B. While it is estimated that this amount is sufficient to conduct the Research Project, the University may submit to the Sponsor a revised budget requesting additional funds, which approval of such request is at Sponsor's sole discretion. Any approval by Sponsor of requested additional funds shall be in writing and updated in Exhibit B, and Sponsor is not liable for any cost in excess of the amount specified in Exhibit B without written authorization from the Sponsor.

5. Payment Schedule

Invoices shall be submitted to:

Steve B Warnecke
EG Crop Science, Inc.
1026 Anaconda Drive
Castle Rock CO 80108
swarnecke@evolgen.com
303-513-3510

This is a fixed price agreement. Upon execution of this Agreement, the University will submit invoices in accordance with the following payment schedule:

- Sixty percent (60)% upon execution of this Agreement,

- Thirty percent (30) % 365 days from the start date of the Research Project, and
- Ten percent (10) % following termination of the Period of Performance.

Payment is due within thirty (30) days from receipt of the invoice. Checks shall be made payable to the Board of Regents of The University of Wisconsin System (ID #39-6006492) and sent to:

Wisconsin Crop Innovation Center
8520 University Green
Middleton, WI 53562

For identification purposes, each payment shall include the invoice number and award number as referenced on the invoice.

6. Termination

This Agreement may be terminated without cause by mutually written agreement of the parties, or by Sponsor, either: (i) upon sixty (60) days written notice to the University or (ii) immediately upon written notice, in the event University cannot perform its obligations under this Agreement due to a force majeure event under Section 23.

Upon any termination or expiration of this Agreement, the University will be reimbursed for all allowable costs and non-cancelable commitments as previously agreed to by both the University and the Sponsor incurred in the performance of the Research Project but not yet paid for. Following any termination or expiration of this Agreement, the University will refund to Sponsor any difference between the amounts paid by Sponsor and the costs actually incurred by the University in connection with the Research Project.

In the event a party breaches or defaults in any of the terms or conditions of this Agreement, the other party can provide the breaching or defaulting party with written notice that the breaching or defaulting party has thirty (30) days to remedy the breach or default. If the party fails to remedy such breach or default, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement for cause by sending notice of termination in writing to the other party, and such termination shall be effective as of the date of the receipt of such notice.

7. Intellectual Property

A. Definitions, Ownership, and License Grants

Notwithstanding anything to the contrary in this Agreement, the parties agree that Sponsor shall own all rights, title and interest in the Vectors, Events, and Transformed Plant Material and any Intellectual Property therein, and Transformed Plant Material, and Transformed Plant Material, including but not limited to use in the development, propagation, growth, use, and/or commercialization of plants using the Vectors, Events, and/or Transformed Plant Material Background IP.

"Background IP" means with respect to a party, all Intellectual Property (a) controlled by such party prior to the Effective Date or (b) made, created, conceived of, or reduced to practice by or on behalf of, and controlled by, such party independently from the other party and outside the course of performance of activities under this Agreement. "Intellectual Property" means generally any and all right, title and interest in, arising from, or relating to inventions, ideas, know-how, works of authorship and confidential information, including copyrights, patents and patent applications, plant variety protection applications or certificates, know-how, trade secrets, any registrations or applications relating to any of the foregoing, and

any other rights of a similar nature or character whether now existing or hereafter created, developed, arising or otherwise coming into being. "Invention" means any potentially patentable invention, development, or discovery conceived and reduced to practice in the performance of the Research Project pursuant to this Agreement, including all tangible embodiments thereof and specifically excludes all Vectors, Events, and Transformed Plant Material, which shall be the property of Sponsor. "University Researchers" mean the Principal Investigator and other University employees working under his/her supervision performing research pursuant to this Agreement. As between University and Sponsor, University shall own all Inventions and Intellectual Property related thereto, excluding Vectors, Events, and Transformed Plant Material and any Intellectual Property therein, which shall be owned by EG. The University shall enter into agreements with all of its personnel (including University Researchers) and subcontractors related to University's Inventions. University does not anticipate any of its Background IP to be incorporated or embedded into the Vectors, Events, and Transformed Plant Material. However, in the event that the Principal Investigator determines it is necessary to incorporate Background IP then, to the extent University is legally and contractually able, the University shall notify Sponsor prior to incorporating the Background IP and shall discuss with Sponsor access rights to use, on reasonable terms, such Background IP as may be required for Sponsor to develop, grow, propagate, use and/or commercialize plants using the Vectors, Events, and/or Transformed Plant Material.

B. Disclosure

University will promptly disclose to Sponsor in writing each Invention, Vector or Event disclosed to it by University Researchers, and University shall require that University Researchers promptly disclose all Inventions to University, and Sponsor agrees to hold all details provided with such disclosure in confidence and to not disclose such details to others in a manner that would affect the patentability of the disclosed Invention.

Sponsor will have an option (the "Option") to negotiate a royalty-bearing license to WARF's interest in patents pursued on Inventions. To exercise its Option, Sponsor must provide written notice of its intent to WARF within sixty (60) days from the date of University's written notice of each such Invention, with an explanation of the relevance of such Invention to the Vectors, Events, and Transformed Plant Material. Licenses will be negotiated in good faith and agreed upon in writing within ninety (90) days of Sponsor's written notification to WARF ("Negotiation Period"), will include terms standard for agreements between a university and industry, and will comport with 35 U.S.C. §§ 200-212 and the regulations thereunder (37 C.F.R. 401). If Sponsor and WARF fail to agree upon a license during the Negotiation Period, the Option will expire and WARF and the University will be free of any obligation to Sponsor with regard to such Invention.

8. Publication

The University and its employees have the right, at their discretion, to publish any data, information, writings, or material resulting from the Research Project or to use the same for its noncommercial educational and research purposes. The University shall furnish the Sponsor with a copy of any proposed publication in advance of the proposed publication date and grant the Sponsor ninety (90) days for review and comment prior to publication. If the proposed publication contains Sponsor's Confidential Information and Sponsor requests in writing that the University delete such Confidential Information, the University shall remove such Confidential Information from the proposed publication prior to publication.

9. Publicity

Except as mutually agreed by the parties in writing, neither party will issue any press releases or other form of publicity relating to the Research Project.

10. Reports

The University shall furnish to the Sponsor periodic letter reports during the term of this Agreement summarizing the research being conducted. A final report setting forth the accomplishments and significant research findings shall be prepared by the University and submitted to the Sponsor within ninety (90) days after the expiration of the period of performance.

11. Confidential Information

The parties will not disclose and will exercise reasonable effort to maintain in confidence proprietary information disclosed, submitted, or otherwise made available to the other party that is designated in writing as confidential information at the time of disclosure or that would reasonably be appreciated under the circumstances to be confidential or proprietary ("Confidential Information"). Sponsor's Confidential Information includes all data and information associated with Vectors, Events, and Transformed Plant Material. Notwithstanding the foregoing, Sponsor's Confidential Information shall not include data or information that constitutes knowledge or know-how regarding processes and procedures developed by University in performing the Research Project. Confidential Information also does not include information which:

- is available in the public domain or becomes available to the public through no act of the receiving party; or
- is independently known prior to receipt thereof or is discovered independently by an employee of the receiving party who had no access to the information supplied by the disclosing party under this Agreement; or
- is made available to the receiving party as a matter of lawful right by a third party.

Either party may disclose Confidential Information to the extent such Confidential Information is required to be disclosed by applicable law; provided, however, that the party required to disclose the Confidential Information of the other party shall use its best efforts to provide the other party with as much advance notice as possible of the Confidential Information's prospective release, to the extent permitted by applicable law, to enable the other party to petition for protective concealment, or to oppose the disclosure, of such Confidential Information.

The University retains the right to refuse to accept the receipt Confidential Information that is not considered to be essential to the completion of the Research Project. The obligations under this paragraph shall survive and continue for five (5) years after this Agreement ends; provided, however, that for any Confidential Information constituting a trade secret and which are designated as such in writing, the obligation of confidentiality shall survive so long as such Confidential Information maintains its trade secret status or the Confidential Information falls into one of the exceptions above.

12. Liability

Neither party shall be liable for the acts or omissions of the other party or such other party's officers, employees, or agents.

13. Warranties

NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO INFORMATION PROVIDED TO THE OTHER PARTY OR ANY OTHER MATTER, THE CONDITION OF THE RESEARCH PROJECT OR ANY INVENTION(S), PRODUCT(S), OR RESULT(S), WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH PROJECT OR ANY SUCH INVENTION(S), PRODUCT(S), OR RESULT, OR THAT THE USE OF ANY SUCH INVENTION(S),

PRODUCT(S), OR RESULTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

14. Equipment and Supplies

Title to any equipment or supplies purchased or manufactured in the performance of the work funded under this Agreement vests in the University upon acquisition and University shall be responsible for maintenance throughout the Period of Performance. Upon completion of the Period of Performance or Termination, University shall transfer title and possession to Sponsor at Sponsor's election. In the case of such election, Sponsor shall be responsible for shipping costs for the equipment.

15. Assignment

Neither party may assign this Agreement to another without the prior written consent of the other party; however, the Sponsor may assign this Agreement to a successor in ownership of all or substantially all its business assets, provided that such successor expressly assumes in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any other purported assignment shall be void.

16. Independent Inquiry

Subject to the obligations of confidentiality hereunder, nothing else in this Agreement shall be construed to limit the freedom of researchers who are participants in this Agreement, whether paid under this Agreement or not, from engaging in similar research inquiries made independently under other grants, contracts or Agreements with parties other than the Sponsor.

17. Independent Contractor

In the performances of all services under this Agreement:

- each party and its personnel shall be deemed to be and shall be an independent contractor and, as such, shall not be entitled to any benefits applicable to employees of the other party; and
- neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.

18. Insurance

Each party hereby assumes any and all risks of personal injury and property damage attributable to the negligent acts or omissions of its officers, employees, and agents. The University warrants and represents that it has adequate liability coverage applicable to officers, employees, and agents while acting within the scope of their employment by the University. The University has no liability insurance policy that can extend protection to any other person.

19. Notices

Notices and communications are deemed made if sent to the party to receive such notice or communication at the address given below, or such other addresses as may be designated by notice in writing.

If to the Sponsor:

Sponsor Technical Matters:

Dr. Walter Messier
EG Crop Science, Inc.
1801 Sunset Place #C
Longmont CO 80501

wmessier@evolgen.com
303-709-0343

Sponsor Administrative Matters:

Steve B Warnecke
EG Crop Science, Inc.
1026 Anaconda Drive
Castle Rock CO 80108
swarnecke@evolgen.com
303-513-3510

If to the University:

University Technical Matters:

Michael Petersen
Wisconsin Crop Innovation Center
8520 University Green
Middleton, WI 53562
mwpetersen@wisc.edu
608-262-6620

University Administrative Matters:

Research and Sponsored Programs
21 N Park Street, Suite 6401
Madison, WI 53715
preaward@rsp.wisc.edu
(608) 262-3822

20. Governing Law

This Agreement shall be governed by the laws of the State of Wisconsin.

21. Counterparts and Facsimile

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, but which together shall constitute but one instrument. This Agreement shall be considered accepted once it has been executed by both parties. A signature delivered by facsimile or electronic means will be considered binding for each party.

22. Third Party Beneficiaries

The University acknowledges that Dole Food Company, Inc. ("Dole") may have certain rights in the Inventions and that the Confidential Information disclosed or made available by Sponsor may include Dole's confidential information. The parties agree that Dole shall be a third party beneficiary of the obligations and promises of the University hereunder, and as such shall be entitled to enforce such obligations and promises in Dole's own name and on its own behalf.

23. Force Majeure

Neither party shall be responsible for any inability or failure to comply with the terms of this Agreement due to causes beyond its control and without the negligence or malfeasance of such party. These causes may include, but not be restricted to: fire, storm, flood, earthquake, explosion, acts of the public enemy, war, rebellion, insurrection, mutiny, sabotage, epidemic, pandemic, quarantine restrictions, labor disputes,

embargoes, acts of God, acts of the United States or any other government, including the failure of any government to grant export or import licenses or permits.

24. Entire Agreement

This Agreement embodies the entire understanding between the University and the Sponsor for this Research Project, and any prior or contemporaneous representations, either oral or written, are superseded. No amendments or changes to this Agreement, including without limitation, changes in the statement of work, total estimated cost, and period of performance, shall be effective unless made in writing and signed by authorized representatives of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement by proper persons duly authorized.

EG Crop Science, Inc.	**Board of Regents of the University of Wisconsin System**
Signature: [signature]	Signature: [signature]
Name: STEVE B WARNECKE	Name: Robert Gratzl
Title: CEO	Title: Assistant Director of Contracts
Date: 9.18.20	Date: 9/15/2020